Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S8, pertaining to The Progressive 401(k) Plan of our report dated June 25, 2012, with respect to the financial statements of The Progressive 401(k) Plan included in the Annual Report (Form 11-K) for the years ended December 31, 2011 and 2010.

/s/ Meaden & Moore, Ltd.

Cleveland, Ohio

December 27, 2012